EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS (LOSS)
                         (In thousands, except per share data)
                                           Year ended                        Year ended
                                          December 31,  Nine months ended     March 31,
                                              1998        December 31,          1997
                                          ------------  -----------------    ----------
Basic Per Share Earnings (Loss)                         1997       1996


Average shares outstanding during period    21,535     20,645     19,884      19,873
                                           =======    =======    =======     =======


Net income (loss)                          $(3,212)   $(1,552)   $ 3,331     $ 2,635

Undeclared cumulative dividends on
    preferred stock                           (200)      (150)      (597)       (647)

Excess carrying amount and cumulative
    undeclared dividends of Preferred
    Stock over consideration                    --         --     10,580      10,580
                                           -------    -------    -------    --------
Net income (loss) applicable to common
    shares                                 $(3,412)   $(1,702)   $13,314     $12,568
                                           =======    =======    =======     =======


Basic net income (loss) per common share   $  (.16)   $  (.08)   $   .67     $   .63
                                           =======    =======    =======     =======

                                     EXHIBIT 11

                  COMPUTATION OF PER SHARE EARNINGS (LOSS) (Cont'd)
                        (In thousands, except per share data)
                                           Year ended                        Year ended
                                          December 31,  Nine months ended     March 31,
                                              1998        December 31,          1997
                                          ------------  -----------------    ----------
Diluted Per Share Earnings (Loss)                       1997       1996

Average shares outstanding during period     21,535      20,645    19,884     19,873

Employee stock options assumed exercised          3         185        --         --

Dilutive effect of convertible securities
     computed by the "if converted" method:
     Series A preferred stock                    95          95       126        126
     Series B & C preferred stock             1,986       1,986     1,986      1,986
                                             ------     -------   -------    -------
                                             23,619      22,911    21,996     21,985
                                            =======     =======   =======    =======


Net income (loss)                           $(3,212)    $(1,552)  $ 3,331    $ 2,635

Adjustment for repurchase of Senior
     Preferred Stock                             --          --      (522)      (522)

Excess carrying amount and cumulative
     undeclared dividends of Preferred
     Stock over consideration                    --          --    10,580     10,580
                                            -------     -------   -------    -------
Net income applicable to common shares      $(3,212)    $(1,552)  $13,389    $12,693
                                            =======     =======   =======    =======


Diluted net income (loss) per common
     share                                  $  (.14)    $  (.07)  $   .61    $   .58
                                            =======     =======   =======    =======